                                                                   EXHIBIT 99(B)

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                        MARCH 31,    DECEMBER 31,
                                                                          1994           1993
                                                                       -----------   ------------
                                                                       (UNAUDITED)
                                             ASSETS
Current assets
  Cash...............................................................  $    11,684    $   18,770
  Short-term investments.............................................       30,418        29,635
  Receivables (less allowances for doubtful accounts of $8,768 in
     1994 and $10,227 in 1993).......................................      277,872       276,018
  Current portion of notes receivable................................        5,000            --
  Inventories........................................................       99,188       108,439
  Prepaid expenses...................................................       43,361        43,809
  Future income tax benefits.........................................       35,371        32,434
                                                                       -----------   ------------
          Total current assets.......................................      502,894       509,105
Property, plant and equipment........................................      462,725       474,235
  Less allowances for depreciation...................................     (191,679)     (198,881)
                                                                       -----------   ------------
                                                                           271,046       275,354
Notes receivable from Triton Group Ltd...............................       20,476        26,726
Other assets.........................................................       60,721        50,702
Long-term investments................................................       27,456        26,611
Intangibles..........................................................      390,243       386,626
                                                                       -----------   ------------
          Total assets...............................................  $ 1,272,836    $1,275,124
                                                                         =========    ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable, accrued expenses and other current liabilities...  $   251,289    $  263,883
  Notes payable......................................................      147,742       135,114
  Current portion of long-term debt..................................        6,453         6,665
                                                                       -----------   ------------
          Total current liabilities..................................      405,484       405,662
Deferred income taxes................................................       56,564        56,715
Long-term debt.......................................................      248,336       220,887
Subordinated debt....................................................      187,671       190,551
Minority interest in photofinishing subsidiary.......................      190,586       205,395
Redeemable common stock..............................................       12,000        12,000
Stockholders' equity
  Common stock (22,767,744 shares in 1994 and 1993)..................       22,768        22,768
  Additional capital.................................................       46,362        46,362
  Retained earnings..................................................      224,614       236,333
  Less treasury stock -- at cost (4,432,558 shares in 1994 and
     5,132,558 in 1993)..............................................     (121,549)     (121,549)
                                                                       -----------   ------------
                                                                           172,195       183,914
                                                                       -----------   ------------
          Total liabilities and stockholders' equity.................  $ 1,272,836    $1,275,124
                                                                         =========    ==========

                See Notes to Consolidated Financial Statements.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                         1994(A)      1993(A)
                                                                         --------     --------
Net sales..............................................................  $155,271     $ 99,701
Operating costs and expenses
  Cost of products sold................................................   128,071       78,931
  Selling, general and administrative expenses.........................    27,438       19,015
  Provision for doubtful accounts......................................       249          284
                                                                         --------     --------
     Operating profit (loss)...........................................      (487)       1,471
Interest (expense).....................................................    (7,359)      (6,125)
Other income (expense) -- net..........................................       (56)       1,868
                                                                         --------     --------
     Loss before income taxes, discontinued operations and cumulative
      effect of change in accounting principle.........................    (7,902)      (2,786)
Income taxes (benefit).................................................       187       (1,446)
                                                                         --------     --------
     Loss from continuing operations...................................    (8,089)      (1,340)
Discontinued operations
  Loss from operations.................................................    (4,584)      (1,860)
  Loss on disposal of business.........................................        --           --
                                                                         --------     --------
  Income (loss) from discontinued operations...........................    (4,584)      (1,860)
     Loss before cumulative effect of change in accounting principle...   (12,673)      (3,200)
Cumulative effect of change in accounting
  principle............................................................        --       (4,404)
                                                                         --------     --------
     Net loss..........................................................  $(12,673)    $ (7,604)
                                                                         ========     ========
Loss per share of common stock
  Continuing operations................................................  $   (.46)    $   (.08)
  Discontinued operations..............................................      (.26)        (.11)
  Cumulative effect of change in accounting principle..................        --         (.27)
                                                                         --------     --------
     Primary and fully diluted.........................................  $   (.72)    $   (.46)
                                                                         ========     ========
     Cash dividends per common share...................................  $     --     $    .09
                                                                         ========     ========
     Average common and common equivalent shares.......................    17,635       16,544
                                                                         ========     ========

- - ---------------
(a) Restated for discontinued operations.

                See Notes to Consolidated Financial Statements.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                       INCREASE (DECREASE) IN
                                                                                CASH
                                                                      ------------------------
                                                                         THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                      ------------------------
                                                                       1994(A)        1993(A)
                                                                      ---------       --------
Cash flows from operating activities:
Loss from continuing operations.....................................  $  (8,089)      $ (5,744)
  Cumulative effect of change in accounting principle...............         --          4,404
                                                                      ---------       --------
  Loss before cumulative effect of change in accounting principle...     (8,089)        (1,340)
  Items not providing cash from operations..........................    (28,918)       (24,559)
                                                                      ---------       --------
     Net cash used by continuing operations.........................    (37,007)       (25,899)
                                                                      ---------       --------
Loss from discontinued operations...................................     (4,584)        (1,860)
  Items providing cash from discontinued operations.................     15,468          3,835
                                                                      ---------       --------
     Net cash provided by discontinued operations...................     10,884          1,975
                                                                      ---------       --------
     Net cash used by operating activities..........................    (26,123)       (23,924)
                                                                      ---------       --------
Cash flows from investing activities:
  Purchases of investments (maturities over 90 days)................    (29,572)       (33,452)
  Sales of investments (maturities over 90 days)....................     21,546         51,881
  Net sales of other investments (maturities less than 90 days).....      7,243          2,891
  Payments for property, plant & equipment..........................     (7,344)        (6,523)
  Proceeds from disposals of property, plant & equipment............        376            241
  Collections on notes receivable...................................      1,473            332
  Payments for purchases of businesses..............................         --         (8,842)
  Payments from Triton Group Ltd....................................      1,250             --
  Other investing activities -- net.................................     (2,575)        (4,425)
                                                                      ---------       --------
     Net cash provided (used) by investing activities...............     (7,603)         2,103
Cash flows from financing activities:
  Net borrowings under short-term bank agreements...................     12,628         30,837
  Borrowings under other long-term debt agreements..................     48,000            986
  Payments on long-term debt agreements.............................    (20,763)        (2,817)
  Payments of subordinated debt.....................................     (3,000)        (1,536)
  Cash dividends paid by Qualex to minority interest................    (10,225)        (7,714)
  Cash dividends paid by The Actava Group...........................         --         (1,489)
                                                                      ---------       --------
     Net cash provided by financing activities......................     26,640         18,267
                                                                      ---------       --------
          Decrease in cash..........................................     (7,086)        (3,554)
Cash at beginning of year...........................................     18,770         20,792
                                                                      ---------       --------
          Cash at June 30...........................................  $  11,684       $ 17,238
                                                                      =========       ========


- - ---------------
(a) Restated for discontinued operations.

                See Notes to Consolidated Financial Statements.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments necessary for a fair statement of the results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the year ended December 31, 1994.

CHANGES IN ACCOUNTING PRINCIPLES

  Change in Method of Accounting for Income Taxes

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". Under Statement 109, the liability method is used in accounting for income taxes: deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method: deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

     As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The presentation of some items, such as depreciation, has changed; however, the cumulative effect of the change in accounting principle on pre-tax income from continuing operations, net income, and the effective tax rate was not material.

  Change in Method of Accounting for Postretirement Benefits

     Effective January 1, 1993, the Company adopted FASB Statement No. 106, "Accounting for Postretirement Benefits Other Than Pensions". The Company and its subsidiaries provide group medical plans and life insurance coverage for certain employees subsequent to retirement. The plans have been funded on a pay-as-you-go (cash) basis. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles, coinsurance and life-time maximums. The plan accounting anticipates future cost-sharing changes that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected medical trend rate for that year. The coordination of benefits with medicare uses a supplemental, or exclusion of benefits, approach.

     As permitted by Statement 106, the Company elected to immediately recognize the effect in the statement of operations for the first quarter of 1993 as a $4,404,000 charge to net income as the cumulative effect of a change in accounting principle. The annual net periodic postretirement benefit expense for 1993 decreased by $38,000 as a result of adopting the new rules. The annual net periodic postretirement benefit expense for 1994 will be $240,000. The assumed health care cost trend rate used to measure the expected cost of benefits by the plan for 1993 was 14%, with 1% decrements to 6% in 2001 and years thereafter. A 7% discount rate per year, compounded annually, was assumed to measure the accumulated postretirement benefit obligation as of December 31, 1993. A 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1993, by 16% and the net periodic postretirement benefit cost by 18%.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

  Change in Method of Accounting for Postemployment Benefits

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The Company and its subsidiaries provide benefits to former or inactive employees after employment but before retirement such as severance benefits, disability-related benefits (including workers' compensation), and continuation of health care benefits and life insurance coverage. The cumulative effect as of January 1, 1994, of this change in accounting was not material. Prior to January 1, 1994, the Company recognized the cost of providing some postemployment benefits on a cash basis while substantially all other postemployment benefits were accounted for in the Company's self-insurance program. Under the new method of accounting, the Company will accrue benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. As required by the Statement, prior year financial statements have not been restated to reflect the change in accounting method.

  Change in Method of Accounting for Certain Investments in Debt and Equity Securities

     The Company and its subsidiaries invest in various debt and equity securities. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires certain debt securities to be reported at amortized cost, certain debt and equity securities to be reported at market with current recognition of unrealized gains and losses, and certain debt and equity securities to be reported at market with unrealized gains and losses as a separate component of shareholders' equity. The Company adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994, of adopting Statement 115 was not material.

REDEEMABLE COMMON STOCK

     Redeemable common stock represents 1,090,909 shares of common stock which were issued in the acquisition of substantially all the assets and liabilities of Diversified Products Corporation. These shares are subject to a right of redemption at the option of the holder with an exercise date of February 17, 1995.

SALE OF SPORTS GROUP

     On July 20, 1994 the Company entered into a definitive agreement with Roadmaster Industries, Inc. (Roadmaster) to combine the Company's four sports companies with Roadmaster in exchange for common stock of Roadmaster which would represent an approximate 39% ownership interest in Roadmaster.

QUALEX INC. -- DISCONTINUED OPERATIONS


     Qualex, Inc. is a photofinishing business formed in March 1988 by the combination of Actava's photofinishing operations with the domestic photofinishing operations of Eastman Kodak Company. Prior to June 30, 1994, Actava owned 51% of the voting stock of Qualex, was entitled to and elected a majority of the members of the Board of Directors of Qualex, and had the ability through its control of the Board of Directors to declare dividends, remove the executive officers of Qualex and otherwise direct the management and policies of Qualex, except for policies relating to certain designated actions requiring the consent of at least one member of the Board of Directors of Qualex designated by Kodak. Because of these rights, the Company believes that it had effective unilateral control of Qualex which was not temporary during the period from 1988 until the second quarter of 1994. As a result, the Company consolidated the results of operations of Qualex with the results of operations of the Company for periods ending prior to June 30, 1994.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     Upon the formation of Qualex in 1988, the Company and Kodak entered into a Shareholders Agreement (the "Qualex Shareholders Agreement") that provided, among other things, for a reduction in the Company's voting control of Qualex from 51% to 50% and for changes in the composition of the Board of Directors of Qualex in the event of a "change of control" of the Company. The Qualex Shareholders Agreement defined the term "change in control" to include a "transaction or occurrence the effect of which is to give a person or group of affiliated persons or entities the power to direct the management and policies" of the Company.

     In 1991, Charles R. Scott was elected President and Chief Executive Officer of the Company. At the time of his election, Mr. Scott was also serving as Chairman and Chief Executive Officer of a company that owned approximately 25% of the Company's voting stock and was the Company's single largest stockholder. Because Mr. Scott was serving at the same time as the chief executive officer of both the Company and the Company's single largest stockholder, the Company and Kodak agreed that a "change in control" of the Company had occurred for purposes of the Qualex Shareholders Agreement. Despite this "change in control" of the Company, Kodak agreed that the Company would continue to own 51% of the voting control of Qualex and to elect a majority of the directors of Qualex. The Qualex Shareholders Agreement, however, was amended to provide that Kodak had the right to change the Company's control of Qualex on March 1, 1992 or on any subsequent March 1. During the period from 1991 until the second quarter of 1994, the Company did not believe that Kodak would exercise the right to change the Company's control of Qualex, and Kodak, in fact, did not exercise this right on March 1, 1992, 1993 or 1994.


     John D. Phillips was elected as President and Chief Executive Officer of the Company on April 19, 1994. In late April 1994, the Company's management became aware of Kodak's position that the election of Mr. Phillips as President and Chief Executive Officer of the Company resulted in a "change in control" of the Company under the Qualex Shareholders Agreement. The Company, however, did not believe that the election of Mr. Phillips constituted a "change in control" of the Company as defined in the Qualex Shareholders Agreement. This belief was based in part on the fact that (i) Mr. Phillips beneficially owned less than 4% of the Company's voting stock at the time of his election, (ii) Delaware corporate law, under which the Company is governed, provides that the business and affairs of a corporation shall be managed by and under the direction of the board of directors -- not the president, and (iii) eight of the nine members of the Board of Directors of the Company after the election of Mr. Phillips were serving as directors before the election of Mr. Phillips. Although Kodak had informed the Company of its position that a "change in control" of the Company had occurred, the Company believed that the issue would be resolved without a change in control of Qualex. At a meeting held on June 8, 1994, Kodak restated its position that the election of Mr. Phillips constituted a "change in control" of the Company under the Qualex Shareholders Agreement and requested that changes be made in the Company's voting control of Qualex and in the composition of the Board of Directors of Qualex. The disagreement between the Company and Kodak as to whether or not a "change in control" had occurred was resolved at this meeting when the Company agreed that it would not contest Kodak's interpretation of the Qualex Shareholders Agreement. As a result, on June 30, 1994, the Company's ownership of the voting stock of Qualex was reduced to 50% and the Company and Kodak each became entitled to elect an equal number of members of the Board of Directors of Qualex. Because of these changes affecting the Company's control of Qualex, the Company discontinued its practice of consolidating

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
the accounts of Qualex and began accounting for its ownership in Qualex under the equity method effective as of June 30, 1994.

                          FINANCIAL POSITION OF QUALEX
                                    (000'S)

                                                                    MARCH 31,   DECEMBER 31,
                                                                      1994          1993
                                                                    ---------   ------------
     Cash and short-term investments..............................  $      --     $  4,060
     Net accounts receivable......................................     43,489       69,015
     Inventories..................................................     23,048       29,381
     Other assets.................................................     39,633       38,153
                                                                    ---------   ------------
               Total current assets...............................    106,170      140,609
                                                                     ========   ==========
     Net property, plant and equipment............................    200,911      202,150
     Other assets.................................................     41,018       30,413
     Long-term investments........................................     26,611       26,611
     Intangibles..................................................    374,772      371,106
                                                                    ---------   ------------
               Total assets.......................................  $ 749,482     $770,889
                                                                     ========   ==========
     Current liabilities..........................................  $ 111,435     $130,845
     Deferred income taxes........................................     22,612       22,446
     Long-term debt...............................................    245,441      217,987
     Stockholders' equity.........................................    369,994      399,611
                                                                    ---------   ------------
               Total liabilities and stockholders' equity.........  $ 749,482     $770,889
                                                                     ========   ==========

     In June 1994, the Company decided to sell its interest in Qualex and engaged in negotiations with Kodak regarding the sale of such interest. Accordingly, the results of Qualex for all years presented are reported in the accompanying statements of operations under discontinued operations. In the second quarter of 1994, the Company provided for an anticipated loss of $37,858,000 on the sale of its interest in Qualex and the related covenant not to compete and release. No income tax expenses or benefits were recognized due to the Company's net operating loss carryforwards and recognition of tax benefits in prior periods.

     On August 12, 1994, Kodak purchased all of the Company's interest in Qualex and obtained a covenant not to compete and related releases from the Company in exchange for $50,000,000 in cash and a promissory note in the principal amount of $100,000,000. The promissory note is payable in installments of $50,000,000 each, without interest, on February 13, 1995 and August 11, 1995. Because the principal amount due under the note does not bear interest, the Company discounted the value of the note to $92,832,000 and will record imputed interest income of $7,168,000 over the term of the note. All amounts received in exchange for the covenant not to compete and release were included in the computation of the anticipated loss on sale of Qualex.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     The results of operations of Qualex have been reclassified from income from continuing operations to income from discontinued operations and are as follows:

                        RESULTS OF OPERATIONS OF QUALEX
                                    (000'S)

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                 -------------------------
                                                                   1994             1993
                                                                 --------         --------
    Net sales..................................................  $148,407         $164,186
    Operating expenses.........................................   162,392          168,160
                                                                 --------         --------
    Operating loss.............................................   (13,985)          (3,974)
    Interest expense...........................................    (3,949)          (4,004)
    Other expense..............................................      (401)            (135)
                                                                 --------         --------
    Loss before tax............................................   (18,335)          (8,113)
    Income taxes (benefit).....................................    (9,167)          (4,393)
                                                                 --------         --------
    Net loss from discontinued operations before minority
      interest.................................................    (9,168)          (3,720)
    Minority interest..........................................     4,584            1,860
                                                                 --------         --------
    Net loss from discontinued operations......................  $ (4,584)        $ (1,860)
                                                                 ========         ========

ACQUISITIONS

     On June 8, 1993, the Company acquired substantially all the assets of Diversified Products Corporation ("DP") for a net purchase price consisting of $11,629,500, the issuance of 1,090,909 shares of the Company's Common Stock valued at $12,000,000, and the assumption or payment of certain liabilities including trade payables and a revolving credit facility. The Company also entered into an agreement which obligated the Company under certain conditions, all of which have been satisfied, to repurchase the shares of Common Stock issued in the acquisition for $12,000,000 at the option of the holder of such shares. SEE "REDEEMABLE COMMON STOCK" in Notes to Consolidated Financial Statements. The repurchase of such shares will not increase the Company's investment in DP since the cost of DP will be increased by the amount of the cash payment and simultaneously reduced by the same amount due to a corresponding adjustment to the respective redeemable common stock. This transaction was accounted for using the purchase method of accounting; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value at the date of the acquisition. The purchase price resulted in an excess of costs over net assets acquired of approximately $11,417,000. The results of operations of the acquired business have been included in the consolidated financial statements since the date of acquisition.

INVENTORIES

     Inventory balances are summarized as follows (in thousands):

                                                                     MARCH 31,   DECEMBER 31,
                                                                       1994          1993
                                                                     ---------   ------------
    Finished goods and goods purchased for resale..................  $  75,993     $ 82,559
    Raw materials and supplies.....................................     43,768       46,018
                                                                     ---------   ------------
                                                                       119,761      128,577
    Reserve for LIFO cost valuation................................    (20,573)     (20,138)
                                                                     ---------   ------------
                                                                     $  99,188     $108,439
                                                                      ========   ==========

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

OTHER INCOME (EXPENSE)

     Other income (expense) is summarized as follows (in thousands):

                                                                            THREE MONTHS
                                                                               ENDED
                                                                             MARCH 31,
                                                                          ----------------
                                                                           1994      1993
                                                                          -------   ------
    Interest and investment income......................................  $   854   $2,378
    Miscellaneous expense...............................................     (910)    (510)
                                                                          -------   ------
                                                                          $   (56)  $1,868
                                                                          =======   ======


     Early payment interest credit expense results from cash payments received by Snapper from distributors prior to receivable due dates which reduce accrued interest and increase miscellaneous (expense). The early payment interest credit expense was $1,163,000 and $1,140,000 for the three month periods ended March 31, 1994 and 1993, respectively.


INCOME TAXES

     Income tax expense is based upon statutory tax rates and book income or loss adjusted for permanent differences between book and taxable income or loss. The Company's businesses may have an annual effective tax rate which is above or below statutory rates depending upon the amount of earnings from any short-term tax advantaged investments and other items. For the three month period ended March 31, 1994, the Company's consolidated effective tax rate has decreased as compared to the same prior period because the Company is not able to recognize a tax benefit for its losses due to limitations from prior period recognition.

     During the year, the Company provides for income taxes using anticipated effective annual tax rates for all Company operations. The rates are based on expected operating results for the year, estimated permanent differences between book and tax income, and estimated utilization of any net operating loss carryovers.

     Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by FASB Statement No. 109, "Accounting for Income Taxes" (See "Changes in Accounting Principles -- Change in Method of Accounting for Income Taxes"). The adoption of Statement No. 109 did not have a material effect on net income and the Company's effective tax rate.

LITIGATION

     In 1991, three lawsuits were filed against the Company, certain of the Company's current and former directors and Intermark, Inc., which owned approximately 26% of the Company's Common Stock. One complaint alleged, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint sought monetary damages from the director defendants, injunctive relief against the Company, Intermark and its current directors, and costs of suit and attorneys' fees. The other two complaints alleged, among other things, that members of the Company's Board of Directors contemplate either a sale, a merger, or other business combination involving Intermark and the Company or one or more of its subsidiaries or affiliates. The complaints sought costs of suit and attorneys' fees and preliminary and permanent injunctive relief and other equitable remedies, ordering the director defendants to carry out their fiduciary duties and to take all appropriate steps to enhance the Company's value as a merger/acquisition candidate. These three suits were consolidated on May 1, 1991. While these actions are in their preliminary stages, management currently believes the actions will not materially affect the results of operations, financial position or liquidity of the Company.

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

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On November 30, 1993, a lawsuit was filed by the Department of Justice ("DOJ") against American Seating Company ("American Seating"), a former subsidiary of Actava, in the United States District Court for the Western District of Michigan. The lawsuit is captioned United States v. American Seating Co., Civil Action No. 1:93-CV-956. Pursuant to an asset purchase agreement between Actava and Amseco Acquisition, Inc., dated July 5, 1987, Actava assumed the obligation for certain liabilities incurred by American Seating arising out of litigation or other disputes, involving events occurring on or before June 22, 1987. The DOJ alleges among other things that American Seating failed to disclose certain information relating to its price discount practices that it contends was required in an offer submitted by American Seating to the General Services Administration for possible contracts for sales of systems furniture and related services. The complaint seeks recovery of unspecified single and treble damages, penalties, costs and prejudgment and post-judgment interest. The parties have engaged in settlement discussions but have not agreed on a disposition of the case. A trial, if necessary, has been scheduled for June 1995. The DOJ has asserted damages of approximately $3,500,000. If such damages were awarded and then trebled, the total damages, excluding penalties, costs and interest, could exceed $10,000,000. In addition, penalties, if assessed, could range from several thousand dollars to several million dollars. As a result, the lawsuit could have a material effect on the results of operations and financial condition of the Company. Management, however, believes that American Seating has meritorious defenses to the allegations made by the DOJ and does not expect the Company to incur any material liability as a result of this suit.

     Actava is a defendant in various other legal proceedings. However, the Company is not aware of any action which, in the opinion of management, would materially affect the financial position, results of operations or liquidity of the Company.

CONTINGENT LIABILITIES AND COMMITMENTS

     Actava, on behalf of its Snapper division, has an agreement with a financial institution which makes available to dealers floor plan financing for Snapper products. This agreement provides financing for dealer inventories and accelerates cash flow to Snapper's distributors and to Snapper. Under the terms of the agreement, a default in payment by one of the dealers on the program is non-recourse to both the distributor and to Snapper. However, the distributor is obligated to repurchase any equipment recovered from the dealer and Snapper is obligated to repurchase the recovered equipment if the distributor defaults. At December 31, 1993 and 1992, there was approximately $23,000,000 and $20,000,000, respectively, outstanding under these floor plan financing arrangements.

     Actava is contingently liable under various guarantees of debt totaling approximately $8,600,000. The debt is primarily Industrial Revenue Bonds which were issued by former subsidiaries to finance their manufacturing facilities and equipment, and is secured by the facilities and equipment. In addition, upon the sale of the subsidiaries, Actava received lending institution guarantees of bank letters of credit to support Actava's contingent obligations. There are no material defaults on the debt agreements.

     Actava is contingently liable under various real estate leases of former subsidiaries. The total future payments under these leases, including real estate taxes, is estimated to be approximately $9,100,000. The leased properties generally have financially sound subleases.

     At March 31, 1994, approximately $5,000,000 of Actava's cash and short-term investments were pledged to secure a Snapper credit line. At August 12, an additional $12,000,000 was pledged to secure a letter of credit issued with regard to the Company's redeemable stock.

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